EXHIBIT 10.41

Guidelines for Issuance of 2012 Restricted Stock Unit Awards

Adopted by the Human Resources Committee of the Board of Directors

of MGP Ingredients, Inc.

RECITALS:

1. MGP INGREDIENTS, INC. has adopted the Stock Incentive Plan of 2004, as amended (the “Plan”).  Terms not otherwise defined herein shall have the meaning set forth in the Plan.

2. Under the provisions of Section 5 of the Plan, the Committee may grant Stock Incentives in the form of Stock Awards.

3. Under the definition of “Stock Award” and the provisions of the Plan, the Committee may provide for Stock Awards in the form of an undertaking to issue or transfer shares of Common Stock in the future (herein a “Restricted Stock Unit”) to such eligible persons as may be selected by the Committee in its discretion.

Pursuant to the authority granted to it under the provisions of Section 13(c) of the Plan, the Committee adopts the following guidelines with respect to the granting in 2012 of Stock Awards in the form of Restricted Stock Units.

A. Terms of Awards of Restricted Stock Units.  Restricted Stock Units awarded under the Plan with respect to fiscal year ended December 31, 2012 are subject to the following terms and conditions. Each Restricted Stock Unit awarded to a Participant entitles the Participant to receive, subject to the terms and conditions of the Plan and these Guidelines, one share of Common Stock upon vesting.

B. Vesting.  Subject to the provisions of paragraphs C and D of these Guidelines, Stock Awards under the Plan in the form of Restricted Stock Units shall vest (i.e., the Participant shall be entitled to receive the shares of Common Stock covered by the Restricted Stock Unit, without a substantial risk of forfeiture) on the earliest of the events in paragraph E.  Notwithstanding vesting, a Restricted Stock Unit award and any shares issued thereunder will be subject to any applicable claw back provision that may be adopted, as referenced in paragraph K below.

C. Forfeiture.  Except as provided in paragraph D, if the employment of the Participant to whom Restricted Stock Units have been awarded terminates for any reason prior to the end of the period commencing on the grant date (November 29, 2012) and ending on the fifth anniversary of such date (November 29, 2017) (the “Restriction Period”), such Restricted Stock Units shall be immediately forfeited by such Participant and cancelled by the Company.

D. Further Conditions on Vesting and Forfeiture.

(i) In the event of a Participant’s death or termination of employment due to Disability, Retirement or, in the sole discretion of the Committee, involuntary termination of employment without cause, in any such case after one year from the date of grant specified in the agreement evidencing the Stock Award, the Restricted Stock Units awarded to such Participant shall vest as to the number of Restricted Stock Units awarded to such Participant multiplied by a fraction, the numerator of which shall equal the number of months (including fractional months as full months) that such Participant was employed by the Company or a Subsidiary, commencing as of the first day of the Restriction Period and ending on the date of death or termination of employment, and the denominator of which shall be sixty.  The balance of Restricted Stock Units awarded to such Participant shall be forfeited by the Participant and cancelled by the Company.

(ii) Restricted Stock Units shall become fully vested in the event of a 409A Change of Control, as provided below.

(iii) As used herein, the term “Disability” shall mean the inability of a Participant to perform substantially such Participant’s duties and responsibilities due to a physical or mental condition that would entitle such Participant to benefits under the Company’s Long-Term Disability Plan (or any successor to the plan in effect on the date of adoption of these Guidelines) or, if no such plan is in effect, such condition as would enable the Participant to receive an award for permanent and total disability from the Social Security Administration, and the term “Retirement” means the attainment by the Participant of age 62.

(iv) The Committee’s determinations to permit vesting in the event of involuntary terminations of employment without cause need not be uniform and may be made selectively among participants, whether or not such participants are similarly situated.

E. Issuance of Common Stock under Restricted Stock Units.  Subject to the provisions of paragraphs C and D, a Restricted Stock Unit becomes vested and the shares of Common Stock that the Participant is entitled to receive under such award shall be issued to the Participant, free and clear of all restrictions and other provisions of the Plan (but subject to paragraph K below) upon the earliest to occur of the following events:

(a) the last day of the Restriction Period;

(b) the Participant’s death;

(c) a Section 409A Change in Control; or

(d) the Participant’s Separation from Service, provided that if the Participant is a Specified Employee on the date of the Participant’s Separation from Service then (i) the shares of Stock shall not be issued until the first business day immediately following the six month anniversary of the date of the Participant’s Separation from Service and (ii) the occurrence of a Section 409A Change in Control after the Participant’s Separation from Service shall not accelerate the issuance of shares of Common Stock to an earlier date.

For purposes of this paragraph E, (i) the term “Separation from Service” has the meaning set forth in Treasury Regulation Section 1.409A-1(h); (ii) the term “Specified Employee” has the meaning set forth in Treasury Regulation Section 1.409A-1(i) and (iii) the term “Section 409A Change in Control” means the occurrence of a “change in the ownership” of the Company or the Subsidiary to which the Participant is providing services, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, determined as follows, provided, that an acquisition of stock from the Company or an acquisition of stock by the Company or its subsidiaries, any employee benefit plan of the Company or its subsidiaries, trustees of the Cray Family Trust, or any person who acquires Common or Preferred Stock from Cloud L. Cray, Jr. or from any trust controlled by or for the benefit of Cloud L. Cray, Jr. prior to or as a result of his death will not be deemed a Section 409A Change in Control of the Company:

(x)           A “change in the ownership” of the Company or a Subsidiary shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company or the Subsidiary, respectively, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(v).  If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company or the Subsidiary, or to effectively control the Company within the meaning of part (y) of this definition, and such person or group acquires additional stock of the Company or the Subsidiary, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company or Subsidiary, respectively. A reorganization, merger or consolidation with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation collectively own, immediately thereafter, more than 50% of the total fair market value and total voting power of the reorganized, merged or consolidated company’s stock shall not be considered to cause a “change in ownership” of the Company.

(y)           A “change in effective control” of the Company shall occur on either of the following dates:

(i)           the date on which any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi).  If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(ii)           the date on which a majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi).

(z)           A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of  the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation Section 1409A-3(i)(5)(vii).

If any of the events enumerated in clauses (x) through (z) occur, the Committee shall, in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5), determine the effective date of the Section 409A Change in Control resulting therefrom for purposes of this Plan.  In addition, in accordance with Treasury Regulation Section 1.409A-3(i)(5)(ii), (I) the term “Subsidiary” in the event set forth in clause (x) above shall be limited to the Subsidiary of the Company for which the Participant is performing services at the time of the event and (II) a Section 409A Change in Control of the Company shall not apply to a Participant who is performing services for a Subsidiary at the time of such event unless the Company directly or indirectly owns more than 50% of the total fair market value and total voting power of such Subsidiary.

F. Dividend Equivalents.  A Restricted Stock Unit shall entitle the Participant to a payment equal to the amount each cash dividend the Participant would have received if the share of Common Stock covered by the Restricted Stock Unit was held by the Participant, provided that the Participant is employed by the Company or a Subsidiary on the record date for such dividend.  Each dividend equivalent that is payable to the Participant under this paragraph F shall be paid to the Participant on the same date that the corresponding dividend is paid to the holders of the Company’s Common Stock.  This right to dividend equivalents under a Restricted Stock Unit shall terminate on the earlier to occur of a forfeiture of the Restricted Stock Unit under paragraphs C or D, the claw back of the Restricted Stock Unit under paragraph K or the issuance of the share of Common Stock covered by the Restricted Stock Unit under paragraph E, provided that if such issuance occurs immediately after the record date of a dividend, the Participant shall be paid the dividend equivalent for such dividend if the Participant is employed by the Company or a Subsidiary on that record date.

G. No Stockholder Rights under Restricted Stock Units.  A Participant who receives a Restricted Stock Unit award shall not have any rights of a stockholder with respect to the shares of Common Stock covered by such award, including but not limited to the right to vote the shares and to receive cash dividends and other cash distributions thereon, unless and until the shares are issued to the Participant pursuant to paragraph E.

H. Non-Assignability.  Restricted Stock Units and the right to receive shares of Common Stock under a Restricted Stock Unit award may not, by operation of law or otherwise, be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the holder thereof or be subject to execution, attachment or other legal process.

I. Provisions of Plan Apply.  Even though not set forth herein or in any related grant agreement, subject to these Guidelines, the provisions of the Plan applicable to Stock Awards, including those relating to adjustment of Stock Awards, shall apply to Restricted Stock Units. In this regard, these Guidelines supplant Section 11(c) of the Plan and “Change in Control” in the Plan shall mean “Section 409 Change in Control” as referred to herein.

J. Taxes.  No certificates evidencing ownership of shares of Common Stock shall be issued to a Participant under paragraph E until the Participant makes such provision as the Company deems appropriate for the payment of any taxes which the Company may withhold in connection with the issuance of such shares under the Participant’s Restricted Stock Unit award.  The Company shall report such shares as taxable compensation to the Participant on the date the shares would otherwise be issued under paragraph E regardless of whether issuance of the shares is pending the Participant’s satisfaction of taxes pursuant to the immediately preceding sentence.  Withholding taxes resulting from the issuance of shares under Restricted Stock Unit awards  may be settled with cash or shares of the Company’s Common Stock in accordance with the following guidelines.

(i) Participants may deliver to the Company a personal check satisfactory to the Company in the amount of the tax liability;

(ii) Participants may elect to pay the tax liability in shares of the Company’s Common Stock by directing the Company to withhold from the number of shares to be issued that number of shares equal to the amount of the tax liability divided by the fair market value (as defined by the Plan) of one share of the Company’s common stock on the date the tax to be withheld is to be determined (the “Tax Date”); or

(iii) Participants may elect to pay the tax liability in shares of the Company’s Common Stock by delivering to the Company good and marketable title to that number of shares of Mature Stock (as defined in the Plan) owned by the holder as shall equal the amount of the tax liability divided by the fair market value of one share of the Company’s common stock on the Tax Date.

(iv) If a Participant does not notify the Company on or before the Tax Date as to the manner the Participant wishes to provide for withholding taxes, the Company may, without notice to the Participant, satisfy its withholding obligations as provided in clause (ii) above or any other manner permitted by law.

(v) No fractional shares will be issued in connection with any election to satisfy a tax liability by paying in shares. The balance of any tax liability representing a fraction of a share will be settled in cash by the Participant.

(vi) The amount of tax which may be paid pursuant to a stock payment election under clause (ii), (iii) or (iv) above will be the Company’s minimum required federal (including FICA and FUTA) and state withholding amounts at the time of the election to pay the taxes with surrendered or withheld shares.

(vii) The foregoing provisions relating to the use of stock to satisfy obligations may be unilaterally revised by the Committee from time to time to conform the same to any applicable laws or regulations.

Notwithstanding anything herein to the contrary, in the event that Federal Insurance Contributions Act (“FICA”) or Federal Unemployment Tax Act (“FUTA”) taxes are owed on all or any portion of a Participant’s Restricted Stock Unit award before the shares of Common Stock covered by the Restricted Stock Unit award are issued to the Participant, then in accordance with Treasury Regulation Section 1.409A-3(j)(4)(vi), the Company shall reduce the number of shares of Common Stock covered by the Restricted Stock Unit award by that number of shares equal to the minimum amount of the FICA and FUTA tax withholding liability, plus the amount of the minimum income tax withholding liability on such FICA and FUTA taxes, divided by the fair market value (as defined by the Plan) of one share of the Company’s common stock on the date the tax to be withheld is to be determined.

K. Claw Back Provisions.  Stock Awards (including Restricted Stock Units) granted under the Plan, any shares issued and dividends or equivalents payable thereunder and incentive based cash compensation received by a recipient of such Stock Awards will be subject to any claw back policy that may be adopted by the Human Resources and Compensation Committee from time to time providing for the recovery of incentive based compensation that was paid based on erroneous data.

L. Code Section 409A.  Restricted Stock Unit awards under the Plan are intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other authoritative guidance thereunder (“Section 409A”), provided that the dividend equivalents set forth in paragraph F are intended to qualify for the short-term deferral exception in Treasury Regulation Section 1.409A-1(b)(4).  The Plan and each Restricted Stock Unit awarded thereunder shall be construed and administered in a manner consistent with this intent such that there is not a “plan failure” within the meaning of Code Section 409A(a)(1).  Any provision of the Plan or a Restricted Stock Unit award that would cause the Plan or such award to so fail Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent deemed necessary and appropriate by the Board and may be made by the Board without the consent of the affected Participants).